                                                                    EXHIBIT 99.1

                          [LOGO OF FOUR MEDIA COMPANY]


FOR IMMEDIATE RELEASE
---------------------


                    FOUR MEDIA COMPANY ACQUIRES TVI LIMITED

        - Second London Acquisition Further Expands UK Operations Base -

     Burbank, California, May 26, 1999 -- Four Media Company (Nasdaq: FOUR) today announced that it has acquired all of the outstanding shares of TVI Limited ("TVI") from Carlton Communications Plc in a cash transaction valued at approximately $10.1 million. Founded in 1985, TVI is a major supplier to international content distributors, providing services such as finishing and distribution for television series as well as feature film mastering for worldwide distribution. Capabilities include editing, film transfer, sound editing and mixing, and DVD and CD-ROM authoring. TVI also has full bandwidth capability for international transmission of digital content.

Commenting on the transaction, Robert T. Walston, Chairman and Chief Executive Officer of Four Media Company, stated, "The acquisition of TVI significantly expands our London operations and firmly establishes Four Media Company as a leading service provider in the growing U.K. market. TVI has earned a solid reputation as a well-managed operation and we look forward to using management's extensive industry experience to further our presence in the U.K. and European markets. With this acquisition, we continue our strategy of expanding the global outsourcing solutions for our entertainment industry clients as well as enhancing shareholder value through accretive acquisitions."

"The combination of TVI and Four Media Company is an excellent strategic fit," stated Keith Williams, Managing Director of TVI. "Expanding the global reach of TVI through Four Media's extensive U.S. and Asia operations will enable TVI to better serve its clients, including Carlton Communications, and we look forward to benefiting from the synergies of this relationship. TVI recently achieved the highest recorded first-half profits since its merger with Videotime in 1995. We have worked very hard to improve customer service, focusing our attention on quality and reliability. The profits are a just reward for those efforts."

Steven Cain, Chief Executive of Carlton Communications Plc, added, "TVI is a great business and we look forward to working with Four Media Company in the future."

                                 - continued -

While expanding existing facilities, TVI will add several new services before the end of the year. STREAM, TVI's DVD authoring division, is doubling its capacity, and has secured long-term supply agreements with two major DVD publishers. A fifth sound suite went into operation in March, and QuickTrack expects to sign a supply contract with a major international telecommunications company in the next few weeks.

Four Media Company is a leading provider of technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment product, both domestically and internationally. The Company's services integrate a variety of systems and processes to enhance the creation and distribution of entertainment content. Four Media's client base includes the world's largest entertainment companies. As a result of its investments and acquisitions, Four Media Company is one of the largest and most diversified providers of technical and creative services to the entertainment industry, which enables the Company to offer its customers a single source for such services.

This press release contains forward-looking statements which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

                                     # # #

For additional information contact:
-----------------------------------

Robert T. Walston
Chairman and Chief Executive Officer
Sandra C. Mays
Vice President, Investor Relations
Four Media Company
2813 West Alameda Avenue
Burbank, CA  91505
(818) 840-7356 (phone)
(818) 846-5197 (fax)
www.4mc.com (web)
-----------